Exhibit 99.1

Press Release

Financial and Investor Contact:

Eric Slusser

770-951-6101

eric.slusser@gentiva.com

or	John Mongelli

770-951-6496

john.mongelli@gentiva.com

Media Contact:

Scott Cianciulli

Brainerd Communicators

212-986-6667

cianciulli@braincomm.com

Gentiva® Health Services Reports Third Quarter 2011 Results

ATLANTA, GA, November 3, 2011 — Gentiva Health Services, Inc. (NASDAQ: GTIV), the largest provider of home health and hospice services in the United States based on revenue, today reported third quarter 2011 results.

Asset Sales

During the third quarter of 2011, the Company sold its remaining equity investment in CareCentrix Holdings Inc. The Company continues to hold a $25 million note receivable with CareCentrix, Inc. at 10% interest. Additionally, during the quarter, the Company sold its Rehab Without Walls® business and committed to a plan to exit one other small non-core business pursuant to asset purchase agreements, and as a result, the two business units are now classified as discontinued operations in the financial statements. The Company expects net cash proceeds after tax of approximately $75 million from these transactions.

Cost Savings Initiatives

During the quarter, the Company undertook a comprehensive review of its branch structure, support infrastructure and other significant spend areas given the challenging rate environment the Company is facing. As a result of this effort, the Company will be closing or divesting 33 home health branches and 9 hospice branches, and significantly reducing staffing at our regional and areas support levels. Additionally, the Company is renegotiating key supplier contracts, streamlining support operations and implementing new policies and procedures to reduce non-essential spending across the Company.

Related to the cost savings initiatives, the Company expects to record a charge of $20-$25 million in the fourth quarter of 2011 for severance, lease terminations and other items. Due to the amount of the expected fourth quarter charges related to the cost savings initiatives, the Company will likely be out of

3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339

compliance at December 31, 2011 with the maximum consolidated leverage ratio in the Credit Agreement, which reduces to 4.5x in the 2011 fourth quarter. The Company is in discussions with its lenders under the Credit Agreement to seek a waiver of compliance with its financial covenants for the fourth quarter of 2011.

Asset Impairment

During the third quarter of 2011, the Company performed an impairment test of its goodwill, intangibles and other long-lived assets in response to changes in the business climate including uncertainties around Medicare reimbursement. The Company’s impairment test indicated that goodwill and certain identifiable intangible assets had carrying values that exceeded the estimated fair values of those assets. As such, the Company recorded non-cash impairment charges of approximately $643 million for the third quarter and first nine months of 2011.

Third Quarter Financial Highlights

Gentiva acquired Odyssey HealthCare, Inc. (“Odyssey”), one of the largest providers of hospice care in the United States, on August 17, 2010. The Company’s results for the three months ended September 30, 2011 and for the period August 17th through October 3, 2010 included Odyssey’s financial results.

Third quarter 2011 financial highlights include:

•

Total net revenues of $449.7 million, an increase of 18% compared to $379.7 million for the quarter ended October 3, 2010. Net revenues included home health episodic revenues of $219.6 million, a decline of 3% compared to $227.4 million in the 2010 third quarter. Hospice revenues were $196.5 million in the third quarter of 2011, compared to $115.7 million in the 2010 third quarter. Hospice represented 44% of total net revenues in the third quarter of 2011, compared to 30% in the 2010 third quarter.

•

Loss from continuing operations attributable to Gentiva shareholders of $479.7 million, or $15.68 per diluted share, which included an impairment of goodwill, intangible assets and other long-lived assets of $547.1 million, or $17.88 per diluted share, a gain on sale of CareCentrix included in equity in net earnings of CareCentrix of $68.3 million, or $2.23 per diluted share, pre-tax legal settlement, restructuring, and acquisition and integration costs of $9.8 million, or $0.32 per diluted share, tax reserves on OIG legal settlements of $5.5 million, or $0.18 per diluted share, pre-tax dividend income from the Company’s CareCentrix’s preferred stock holdings of $4.0 million, or $0.13 per diluted share, and the tax impact of items excluded from income from continuing operations attributable to Gentiva shareholders of $2.1 million, or $0.07 per diluted share. In the third quarter of 2010, income from continuing operations attributable to Gentiva shareholders was $8.1 million, or $0.27 per diluted share, which included $22.8 million pre-tax, or $0.75 per diluted share, relating to charges associated with restructuring, legal settlement and acquisition and integration costs.

•

Adjusted income from continuing operations attributable to Gentiva shareholders of $8.3 million, compared with $21.6 million in the comparable 2010 period. On a diluted per share basis, adjusted income from continuing operations attributable to Gentiva shareholders was $0.27 for the third quarter of 2011 compared to income of $0.71 for the third quarter of 2010. Including the dividend income received from CareCentrix and the impact of the businesses moved to discontinued operations this quarter, adjusted income from continuing operations attributable to Gentiva shareholders would have been $0.37 for the third quarter of 2011.

•

Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) decreased 23% to $41.5 million in the third quarter of 2011 as compared to $53.8 million in the third quarter of 2010. Adjusted EBITDA as a percentage of net revenues was 9.2% in the third quarter of 2011 versus 14.2% in the prior-year period. Adjusted EBITDA excluded charges relating to restructuring, acquisition, integration activities, the cost of legal settlements, goodwill, intangible asset and other long-lived asset impairment and dividend income.

“The Company made good progress on several fronts this quarter. We have seen a rebound in our home health volumes, which grew 5% this quarter and continued to be strong in October, despite a challenging environment. Additionally, we have divested non-core assets, allowing us to further strengthen our cash position. During the quarter, we initiated cost savings actions that will allow us to improve profitability and better position us to partially offset the reimbursement rate cuts in 2012,” said Gentiva CEO Tony Strange.

Highlights for the nine months ended September 30, 2011 include:

•

Total net revenues of $1,349.6 million, an increase of 41% compared to $957.6 million for the prior year period. Net revenues included home health episodic revenues of $659.8 million, a decline of 4%, compared to $684.5 million in the comparable 2010 period. Hospice revenues were $586.0 million, compared to $156.3 million in the comparable 2010 period.

•

Loss from continuing operations attributable to Gentiva shareholders of $462.2 million, or $15.02 per diluted share, which included an impairment of goodwill, intangible assets and other long-lived assets of $547.1 million, net of tax or $17.78 per diluted share, a gain on sale of CareCentrix included in equity in net earnings of CareCentrix of $68.3 million, or $2.22 per diluted share, pre-tax legal settlement, restructuring, acquisition and integration costs of $34.9 million, or $1.13 per diluted share, tax reserves on OIG legal settlements of $5.5 million, or $0.18 per diluted share, pre-tax dividend income from the Company’s CareCentrix’s preferred stock holdings of $8.6 million, or $0.28 per diluted share, and the tax impact of items excluded from income from continuing operations attributable to Gentiva shareholders of $10.4 million, or $0.34 per diluted share. Income from continuing operations attributable to Gentiva shareholders in the comparable 2010 period was $37.4 million or $1.23 per diluted share, which included a pre-tax charge of $40.7 million, or $1.33 per diluted share, relating to charges associated with restructuring, acquisition and integration costs.

•

Adjusted income from continuing operations attributable to Gentiva shareholders of $38.0 million, compared with $62.7 million in the 2010 period. On a diluted per share basis, adjusted income from continuing operations attributable to Gentiva shareholders was $1.23 for 2011 as compared with $2.05 in the corresponding period of 2010. Excluding the approximately $3.8 million write-off of prepaid financing fees and the costs of terminating the Company’s interest rate swap contract associated with the Company’s debt refinancing in the first quarter of 2011, adjusted income from continuing operations attributable to Gentiva shareholders was $1.31 on a diluted per share basis.

•

Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) increased 15% to $152.1 million as compared to $132.1 million in the 2010 period. Adjusted EBITDA as a percentage of net revenues was 11.3% versus 13.8%

in the prior-year period. Adjusted EBITDA excluded charges relating to restructuring, acquisition, integration activities, the cost of legal settlements, goodwill, intangible asset and other long-lived asset impairment and dividend income.

For the third quarter of 2011, the Company reported net loss attributable to Gentiva shareholders of $473.8 million, or $15.48 per diluted share, compared to net income of $8.1 million, or $0.27 per diluted share, in the third quarter of 2010. For the first nine months of 2011, net loss attributable to Gentiva shareholders was $455.1 million, or $14.79 per diluted share, versus net income of $36.3 million, or $1.19 per diluted share, for the first nine months of 2010. These results included charges relating to restructuring, acquisition, integration activities, the cost of legal settlements, goodwill, intangible asset and other long-lived asset impairment and dividend income as discussed above as well as the results from discontinued operations.

Cash Flow and Balance Sheet Highlights

For the third quarter of 2011, net cash provided by operating activities was a negative $5.5 million, compared to $43.7 million in the prior year period for 2010. Free cash flow was a negative $11.2 million for the third quarter of 2011, compared to $40.0 million in 2010, as the Company’s bi-weekly payroll fell on the last day of the quarter. Excluding the impact of this payroll, free cash flow would have been approximately $20 million for the third quarter of 2011. Free cash flow is calculated as net cash provided by operating activities less capital expenditures.

At September 30, 2011, the Company reported cash and cash equivalents of $196.1 million and outstanding debt of $1.008 billion. During the third quarter of 2011, the Company paid down $20 million on its term loans. Since closing the Odyssey transaction, the Company has repaid $96.9 million on its revolving credit facility and term loans. The Company’s leverage ratio at September 30, 2011 was 4.4. On a net basis, excluding total cash and equivalents, the leverage ratio was 3.5. Total Company days sales outstanding, or DSO’s, was 50 days at September 30, 2011, compared to 48 days at June 30, 2011.

Full-Year 2011 Outlook

The Company revised its full-year outlook to reflect the fourth quarter impact of the final 2012 home health reimbursement rate rules issued by the Centers for Medicare and Medicaid Services (CMS) on October 31, 2011, the full-year impact of business units sold and moved to discontinued operations during the third quarter of 2011, the impact of the sale of CareCentrix Holdings Inc. and recent business trends.

Full-year 2011 net revenues are now expected to be in the range of $1.78 billion to $1.82 billion. Full-year adjusted income from continuing operations attributable to Gentiva shareholders is now expected to be in the range of $1.50 to $1.70 on a diluted per share basis, after deducting for the estimated $0.10 fourth quarter impact from the final 2012 home health reimbursement rate rules, the $0.09 impact from business units sold and moved to discontinued operations and the sale of its equity investment in CareCentrix Holdings Inc. and for recent business trends.

Note this outlook includes the add-back of $0.08 of debt refinancing charges incurred in the first quarter of 2011, but excludes any one-time impact from the closure of branches discussed previously due to uncertainties regarding whether these branches will ultimately be closed, divested or transferred by year-end. Additionally, the outlook excludes any potential impact from the cost to amend our Credit Agreement in the fourth quarter of 2011.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those historical measures to the most directly comparable GAAP measures.

A reconciliation of adjusted income from continuing operations to net income, the most directly comparable GAAP measure, is not accessible on a forward-looking basis without unreasonable effort due to the inherent difficulties in predicting the costs of restructuring, legal settlements and merger and acquisition activities, the results of discontinued operations and the impact of any future acquisitions or divestitures, which can fluctuate significantly and may have a significant impact on net income.

Conference Call and Webcast Details

The Company will comment further on its third quarter 2011 results during its conference call and live webcast to be held Thursday, November 3, 2011 at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call # 18828060. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on November 3rd and will remain available continuously through November 10th. To listen to a replay of the call from the United States, Canada or international locations dial (800) 585-8367 or (404) 537-3406 and enter the following PIN at the prompt: 18828060. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 48 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation’s largest provider of home health and hospice services based on revenue, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. In August 2010, Gentiva acquired Odyssey HealthCare, Inc., one of the largest providers of hospice care in the United States. GTIV-E

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries

Condensed Consolidated Financial Statements and Supplemental Information

(Unaudited)

(in 000’s, except per share data)

	3rd Quarter		Nine Months
Statements of Operations	2011	2010	2011	2010
Net revenues	$449,748	$379,681	$1,349,569	$957,642
Cost of services sold	242,943	185,308	707,850	451,760

Gross profit	206,805	194,373	641,719	505,882
Selling, general and administrative expenses	(182,634)	(169,311)	(547,005)	(429,188)
Goodwill, intangibles and other long-lived asset impairment	(643,305)	—	(643,305)	—
Gain on sale of assets	—	—	—	103
Dividend income	3,977	—	8,590	—
Interest income	659	663	1,963	1,977
Interest expense and other	(21,332)	(13,443)	(70,305)	(16,957)

(Loss) income from continuing operations before income taxes and equity in net earnings of CareCentrix	(635,830)	12,282	(608,343)	61,817
Income tax benefit (expense)	87,538	(4,599)	77,007	(25,534)
Equity in net earnings of CareCentrix, including gain on sale	68,692	518	69,582	1,281

(Loss) income from continuing operations	(479,600)	8,201	(461,754)	37,564
Discontinued operations, net of tax	5,983	24	7,096	(1,095)

Net (loss) income	(473,617)	8,225	(454,658)	36,469
Less: Net income attributable to noncontrolling interests	(134)	(133)	(452)	(133)

Net (loss) income attributable to Gentiva shareholders	$(473,751)	$8,092	$(455,110)	$36,336

Earnings per Share
Basic earnings per share:
(Loss) income from continuing operations attributable to Gentiva shareholders	$(15.82)	$0.27	$(15.27)	$1.26
Discontinued operations, net of tax	0.20	—	0.23	(0.04)

Net (loss) income attributable to Gentiva shareholders	$(15.62)	$0.27	$(15.04)	$1.22

Weighted average shares outstanding	30,337	29,808	30,257	29,747

Diluted earnings per share:
(Loss) income from continuing operations attributable to Gentiva shareholders	$(15.68)	$0.27	$(15.02)	$1.23
Discontinued operations, net of tax	0.20	—	0.23	(0.04)

Net (loss) income attributable to Gentiva shareholders	$(15.48)	$0.27	$(14.79)	$1.19

Weighted average shares outstanding	30,603	30,438	30,768	30,547

Amounts attributable to Gentiva shareholders:
(Loss) income from continuing operations	$(479,734)	$8,068	$(462,206)	$37,431
Discontinued operations, net of tax	5,983	24	7,096	(1,095)

Net (loss) income	$(473,751)	$8,092	$(455,110)	$36,336

Condensed Balance Sheets	Sep 30, 2011	Dec 31, 2010
ASSETS
Cash and cash equivalents	$196,092	$104,752
Accounts receivable, net (A)	260,275	259,588
Deferred tax assets	31,411	28,155
Prepaid expenses and other current assets	37,436	48,910

Total current assets	525,214	441,405

Note receivable from CareCentrix	25,000	25,000
Investment in CareCentrix	—	25,635
Fixed assets, net	46,240	85,707
Intangible assets, net	219,156	374,057
Goodwill	641,669	1,085,066
Other assets	82,306	83,258

Total assets	$1,539,585	$2,120,128

LIABILITIES AND EQUITY
Current portion of long-term debt	$13,437	$25,000
Accounts payable	13,686	15,562
Payroll and related taxes	27,835	44,163
Deferred revenue	39,618	36,387
Medicare liabilities	19,510	31,236
Obligations under insurance programs	54,552	61,899
Accrued nursing home costs	21,752	24,241
Other accrued expenses	101,325	78,153

Total current liabilities	291,715	316,641
Long-term debt	994,688	1,026,563
Deferred tax liabilities, net	32,108	111,199
Other liabilities	25,766	27,493
Total equity	195,308	638,232

Total liabilities and equity	$1,539,585	$2,120,128

Common shares outstanding	30,607	30,158

(A)	Accounts receivable, net included an allowance for doubtful accounts of $9.5 million and $7.7 million at September 30, 2011 and December 31, 2010, respectively.

(in 000’s)

	Nine Months
Condensed Statements of Cash Flows	2011	2010
OPERATING ACTIVITIES:
Net (loss) income	$(454,658)	$36,469
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	22,534	14,774
Amortization and write-off of debt issuance costs	12,857	2,054
Provision for doubtful accounts	5,744	7,458
Gain on disposal of assets	(7)	—
Equity-based compensation expense	5,863	4,624
Windfall tax benefits associated with equity-based compensation	(194)	(714)
Goodwill, intangibles and other long-lived asset impairment	643,305	—
Gain on sale of assets and businesses	(9,088)	(169)
Equity in net earnings of CareCentrix, including gain on sale, net of tax	(69,582)	(1,281)
Deferred income tax benefit	(95,672)	(5,456)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(6,431)	22,132
Prepaid expenses and other current assets	11,055	(12,662)
Current liabilities	(13,169)	18,747
Other, net	(38,210)	5,673

Net cash provided by operating activities	14,347	91,649

INVESTING ACTIVITIES:
Purchase of fixed assets	(14,434)	(9,309)
Proceeds from sale of assets and businesses	142,196	8,796
Acquisition of businesses, net of cash acquired	(320)	(834,919)

Net cash provided by (used in) investing activities	127,442	(835,432)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	7,005	6,968
Windfall tax benefits associated with equity-based compensation	194	714
Proceeds from issuance of debt	—	1,075,000
Borrowings under revolving credit facility	—	30,000
Repayment of borrowings under revolving credit facility	—	(30,000)
Repayment of long-term debt	(43,438)	(237,000)
Repayment of Odyssey long-term debt	—	(108,822)
Debt issuance costs	(13,457)	(58,324)
Repurchase of common stock	—	(4,985)
Repayment of capital lease obligations	(210)	(508)
Other	(543)	—

Net cash (used in) provided by financing activities	(50,449)	673,043

Net change in cash and cash equivalents	91,340	(70,740)
Cash and cash equivalents at beginning of period	104,752	152,410

Cash and cash equivalents at end of period	$196,092	$81,670

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$69,922	$5,230
Income taxes paid	$9,972	$35,196

A reconciliation of Free cash flow to Net cash provided by operating activities follows:

	Nine Months
	2011	2010
Net cash provided by operating activities	$14,347	$91,649
Less: Purchase of fixed assets	(14,434)	(9,309)

Free cash flow	$(87)	$82,340

(in 000’s)

	3rd Quarter		Nine Months
Supplemental Information	2011	2010	2011	2010
Segment Information (2)
Net revenues
Home Health	$253,240	$263,937	$763,622	$801,372
Hospice	196,508	115,744	585,947	156,270

Total net revenues	$449,748	$379,681	$1,349,569	$957,642

Operating contribution (5)
Home Health	$28,717	$52,411	$105,427	$155,988
Hospice	31,477	23,894	104,301	31,516

Total operating contribution	60,194	76,305	209,728	187,504

Corporate administrative expenses	(28,570)	(45,300)	(92,480)	(96,111)
Goodwill, intangibles and other long-lived asset impairment (7)	(643,305)	—	(643,305)	—
Dividend income (8)	3,977	—	8,590	—
Depreciation and amortization	(7,453)	(5,943)	(22,534)	(14,699)
Gain on sale of assets	—	—	—	103
Interest expense and other, net (6)	(20,673)	(12,780)	(68,342)	(14,980)

(Loss) income from continuing operations before income taxes and equity in net earnings of CareCentrix	$(635,830)	$12,282	$(608,343)	$61,817

Home Health operating contribution margin %	11.3%	19.9%	13.8%	19.5%
Hospice operating contribution margin %	16.0%	20.6%	17.8%	20.2%

	3rd Quarter		Nine Months
	2011	2010	2011	2010
Net Revenues by Major Payer Source:
Medicare
Home Health	$200,284	$205,367	$601,666	$620,419
Hospice	181,991	107,544	542,985	145,137

Total Medicare	382,275	312,911	1,144,651	765,556
Medicaid and local government	21,216	19,256	63,160	51,889
Commercial insurance and other:
Paid at episodic rates	19,333	21,995	58,070	64,171
Other	26,924	25,519	83,688	76,026

Total commercial insurance and other	46,257	47,514	141,758	140,197

Total net revenues	$449,748	$379,681	$1,349,569	$957,642

A reconciliation of Adjusted EBITDA to Net (loss) income attributable to Gentiva shareholders follows:

	3rd Quarter		Nine Months
	2011	2010	2011	2010
Adjusted EBITDA (3)	$41,469	$53,769	$152,104	$132,124
Goodwill, intangibles and other long-lived asset impairment (7)	(643,305)	—	(643,305)	—
Dividend income (8)	3,977	—	8,590	—
Gain on sale of assets, net	—	—	—	103
Restructuring, legal settlement and acquisition and integration costs (5)	(9,845)	(22,764)	(34,856)	(40,731)

EBITDA (5)	(607,704)	31,005	(517,467)	91,496
Depreciation and amortization	(7,453)	(5,943)	(22,534)	(14,699)
Interest expense and other, net (6)	(20,673)	(12,780)	(68,342)	(14,980)

(Loss) income from continuing operations before income taxes and equity in net earnings of CareCentrix	(635,830)	12,282	(608,343)	61,817
Income tax benefit (expense) (9)	87,538	(4,599)	77,007	(25,534)
Equity in net earnings of CareCentrix, including gain on sale, net of tax	68,692	518	69,582	1,281

(Loss) income from continuing operations	(479,600)	8,201	(461,754)	37,564
Discontinued operations, net of tax (4)	5,983	24	7,096	(1,095)

Net (loss) income	(473,617)	8,225	(454,658)	36,469
Less: Net income attributable to noncontrolling interests	(134)	(133)	(452)	(133)

Net (loss) income attributable to Gentiva shareholders	$(473,751)	$8,092	$(455,110)	$36,336

A reconciliation of Adjusted income from continuing operations attributable to Gentiva shareholders to (Loss) income from continuing operations follows: (3)

	3rd Quarter		Nine Months
	2011	2010	2011	2010
Adjusted income from continuing operations attributable to Gentiva shareholders	$8,285	$21,562	$37,953	$62,698
Goodwill, intangibles and other long-lived asset impairment, net of tax (7)	(547,118)	—	(547,118)	—
Gain on sale of assets, net	—	—	—	103
Gain on sale of CareCentrix included in equity in net earnings of CareCentrix, net of tax	68,328	—	68,328	—
Dividend income (8)	3,977	—	8,590	—
Restructuring, legal settlement and acquisition and integration costs (5)	(9,845)	(22,764)	(34,856)	(40,731)
Tax impact of items excluded from income from continuing operations attributable to Gentiva shareholders	2,142	9,270	10,400	15,361
Tax valuation allowance on OIG legal settlement	(5,503)	—	(5,503)	—

(Loss) income from continuing operations attributable to Gentiva shareholders	(479,734)	8,068	(462,206)	37,431
Add back: Net income attributable to noncontrolling interests	134	133	452	133

(Loss) income from continuing operations	$(479,600)	$8,201	$(461,754)	$37,564

Adjusted income from continuing operations attributable to Gentiva shareholders per diluted share	$0.27	$0.71	$1.23	$2.05
Goodwill, intangibles and other long-lived asset impairment, net of tax (7)	(17.88)	—	(17.78)	—
Gain on sale of assets, net	—	—	—	0.01
Gain on sale of CareCentrix included in equity in net earnings of CareCentrix, net of tax	2.23	—	2.22	—
Dividend income (8)	0.13	—	0.28	—
Restructuring, legal settlement and acquisition and integration costs (5)	(0.32)	(0.75)	(1.13)	(1.33)
Tax impact of items excluded from income from continuing operations attributable to Gentiva shareholders	0.07	0.30	0.34	0.50
Tax valuation allowance on OIG legal settlement	(0.18)	—	(0.18)	—

(Loss) income from continuing operations attributable to Gentiva shareholders per diluted share	(15.68)	0.27	(15.02)	1.23
Add back: Net income attributable to noncontrolling interests	0.01	—	0.02	—

(Loss) income from continuing operations per diluted share	$(15.67)	$0.27	$(15.00)	$1.23

Operating Metrics

	3rd Quarter		Nine Months
	2011	2010	2011	2010
Home Health
Episodic admissions	49,900	47,600	150,700	147,900
Total episodes	72,000	69,100	216,400	211,600
Episodes per admission	1.44	1.45	1.44	1.43
Revenue per episode	$3,050	$3,290	$3,050	$3,240

Hospice
Admissions	13,300	5,500	42,100	8,400
Average daily census (A)	14,200	14,600	14,000	14,200
Patient days (in thousands)	1,300	780	3,810	1,100
Revenue per patient day	$150	$148	$153	$146
Length of stay at discharge (in days)	86	84	88	87
Revenue by patient type
Routine	97%	98%	97%	98%
General Inpatient & Other	3%	2%	3%	2%

(A)	Average daily census (“ADC”) for both the third quarter and first nine months of 2010 reflects Odyssey’s ADC from acqusition date, August 17, 2010 to the end of the third quarter of 12,900 and Gentiva’s ADC for the third quarter and first nine months of 1,700 and 1,300, respectively.

Notes:

1)	The comparability between reporting periods has been affected by the following items:

a.	Effective August 17, 2010, the Company completed the acquisition of 100 percent of the equity interest of Odyssey HealthCare, Inc. (“Odyssey”), one of the largest providers of hospice care in the United States, operating approximately 100 Medicare-certified providers serving terminally ill patients and their families in 30 states. In connection with the acquisition, the Company entered into a new $875 million Credit Agreement and issued $325 million of senior unsecured notes.

b.	The third quarter and first nine months of 2011 included 92 and 273 days of activity, respectively, as compared to 91 and 273 days in the third quarter and first nine months of 2010. This difference stems from the Company’s adopting a change to a calendar quarter reporting period in 2011 from its prior 13 week reporting periods in 2010

2)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate administrative expenses, depreciation, amortization, and interest expense and other (net), but include revenues and all other costs directly attributable to the specific segment.

3)	Adjusted EBITDA, a non-GAAP financial measure, is defined as income from continuing operations before interest expense and other (net of interest income), income taxes, depreciation and amortization and excluding charges relating primarily to restructuring, legal settlements and acquisition and integration activities, dividend income and gain on sale of assets, net of taxes, goodwill, intangibles and other long-lived asset impairment and equity based compensation. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies. Adjusted EBITDA presented in the Supplemental Information relates to the Company’s continuing operations.

Adjusted income from continuing operations attributable to Gentiva shareholders is defined as income from continuing operations attributable to Gentiva shareholders, excluding tax reserves relating to the OIG settlement, charges relating to restructuring, legal settlements and acquisition and integration activities, dividend income and gain on sale of assets, net of taxes, goodwill, intangibles and other long-lived asset impairment and equity based compensation.

4)

On September 10, 2011, the Company completed the sale of its Rehab Without Walls® business pursuant to an asset purchase agreement. Total consideration of approximately $9.8 million consisted of (i) cash proceeds of approximately $9.2 million and (ii) an escrow of $0.6 million to generally satisfy certain post closing obligations.

During the third quarter of 2011, the Company committed to a plan to exit its homemaker services business in Illinois (“IDOA”) pursuant to an asset purchase agreement. In accordance with applicable guidance, the Company classified this business as held for sale at September 30, 2011. The transaction closed on October 14, 2011.

On February 1, 2010, the Company consummated the sale of its respiratory therapy and home medical equipment (“HME”) and infusion therapy (“IV”) businesses pursuant to an asset purchase agreement.

The financial results of Rehab Without Walls, IDOA and the Company’s HME and IV businesses are reported as discontinued operations in the accompanying 2011 and 2010 condensed consolidated financial statements. Net revenues, operating results and the gain on sale of business associated with these operating units for the third quarter and first nine months of 2011 and 2010 were as follows (dollars in thousands):

	3rd Quarter		Nine Months
	2011	2010	2011	2010
Net revenues	$6,699	$8,152	$22,636	$28,378

Operating income (loss) before income taxes	$840	$(94)	$2,686	$(3,538)
Gain on sale of business	9,088	—	9,088	66
Income tax benefit	(3,945)	118	(4,678)	2,377

Discontinued operations, net of tax	$5,983	$24	$7,096	$(1,095)

5)	Operating contribution and EBITDA included charges relating to restructuring, legal settlements and acquisition and integration activities of $9.8 million and $34.9 million for the third quarter and first nine months of 2011, respectively, as compared to $22.8 million and $40.7 million for the corresponding periods of 2010.

For the third quarter and first nine months of 2011, the Company recorded (i) restructuring costs of $0.8 million and $2.6 million, respectively, (ii) legal settlement reserves of $6.5 million and $25.0 million, respectively, associated with a government investigation assumed in the Odyssey acquisition, and (iii) acquisition and integration costs of $2.5 million and $7.3 million, respectively, primarily relating to the acquisition of Odyssey HealthCare, Inc.

For the third quarter of 2010, the Company recorded (i) restructuring costs of $1.3 million and (ii) acquisition and integration costs of $21.5 million, primarily relating to the acquisition of Odyssey HealthCare, Inc.

The charges for the nine months of 2010 included (i) settlement costs and legal fees of $4.2 million related to a three-year old commercial contractual dispute involving the Company’s former subsidiary, CareCentrix, (ii) incremental charges of $9.5 million in connection with an agreement in principle, subject to final approvals, between the Company and the Department of Health and Human Services, Office of the Inspector General to resolve the matters which were subject to a 2003 OIG subpoena relating to the Company’s cost reports for the 1998 to 2000 periods, (iii) restructuring costs of $3.5 million and (iv) acquisition and integration costs of $23.5 million.

These charges were reflected as follows for segment reporting purposes (dollars in millions):

	3rd Quarter		Nine Months
	2011	2010	2011	2010
Home Health	$—	$0.3	$0.3	$9.8
Hospice	0.8	0.2	1.6	0.2
Corporate expenses	9.0	22.3	33.0	30.7

Total	$9.8	$22.8	$34.9	$40.7

6)	Interest expense and other, net for the first nine months of 2011 included charges of approximately $3.8 million relating to the write-off of deferred debt issuance costs and costs of terminating the Company’s interest rate swaps in connection with the refinancing of the indebtedness outstanding under its senior secured credit agreement.

7)	During the third quarter of 2011, the Company performed an impairment test of its goodwill, intangibles and other long-lived assets in response to changes in our business climate, including uncertainties around Medicare reimbursement as the federal government works to reduce the federal deficit. The Company’s impairment test indicated that the fair value of certain identifiable intangibles assets, as well as goodwill, was less than their carrying values. In addition, the Company finalized its review of alternatives to replacing various field operating systems. As such, the Company recorded non-cash impairment charges of approximately $643.3 million for the third quarter and first nine months of 2011.

8)	Dividend income for the third quarter and first nine months of 2011 represents a 12% cumulative preferred dividend received in connection with the sale of the Company’s preferred investment in CareCentrix in 2011.

9)	The Company’s effective tax rate relating to its continuing operations was a tax benefit of 13.8% and 12.7% for the third quarter and first nine months of 2011, respectively, as compared to a tax provision of 37.4% and 41.2% for the third quarter and first nine months of 2010, respectively.

During the third quarter of 2011, the Company recorded non-cash impairment charges of $643.3 million associated with the write-down to estimated fair-value of the Company’s goodwill, intangibles and other long-lived assets. In addition, the Company recorded a reserve relating to uncertain tax positions associated with the deductibility of a portion of the Company’s payment to the Office of the Inspector General, as well as a reserve for uncertain tax positions on other legal settlement reserves. Excluding the impact of the impairment charges and tax reserves the Company’s effective tax rate relating to its continuing operations for both the third quarter and first nine months of 2011 would have been 39.6%.

During the first nine months of fiscal 2010, the Company recorded certain non-deductible transaction costs related to the Odyssey acquisition and changes in Odyssey tax reserves subsequent to the acquisition closing date. In addition, the Company recorded additional capital loss and valuation allowance associated with a CareCentrix legal settlement. Excluding the impact of these items, the Company’s effective tax rate relating to its continuing operations for the third quarter and first nine months of 2010 would have been 39.6% and 39.9%, respectively.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions, including the ability to access capital markets; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of recently passed healthcare reform legislation and its subsequent implementation through governmental regulations; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; the Company’s ability to effectively integrate Odyssey’s operations; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 31, 2010.

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